EXHIBIT 11.0

AMERICAN BONANZA GOLD MINING CORP.

CODE OF ETHICS

SCOPE

This Code of Ethics applies to all Senior Officers or persons performing similar functions, and such other personnel as are designated from time to time by the Board of Directors of the Company.

PURCHASE

The purpose of this Code of Ethics is to deter wrongdoing and promote:

•	Honest and Ethical Conduct. All Senior Officers shall perform their duties in an honest and ethical manner. They shall handle all actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. If a Senior Officer becomes aware of a conflict of interest, of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, or has a question as to a potential conflict of interest, the Senior Officer must consult with the Chairman of the Audit Committee. If a Senior Officer becomes involved in a situation that gives rise to an actual conflict of interest, the Senior Officer must inform the Chairman of the Audit Committee of such conflict.

•	Full, Fair, Accurate, Timely and Understandable Disclosure. Senior Officers shall provide, or cause to be provided, full fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to securities regulatory authorities, including the SEC, and in news releases and other public communications made by the Company.

•	Compliance with Governmental Laws, Rules and Regulations. Each Senior Officer shall comply with applicable governmental laws, rules and regulations.

PUBLICATION OF THE CODE OF ETHICS

The Company will disclose this Code of Ethics as required by applicable laws and regulations.

CHANGES OR WAIVERS IN THE CODE OF ETHICS

Any change in or waiver of any provision of this Code of Ethics shall require approval of the Nominating and Governance Committee and shall be publicly disclosed in the time period and manner as required by law or regulation.

INTERNAL REPORTING OF VIOLATIONS

Employees of the Company, including each of the Senior Officers, and each of the Directors of the Company, shall bring any instance, occurrence or practice that they, in good faith, believe is inconsistent with or in violation of this Code of Ethics to the attention of the Company’s Audit Committee.

Each Employee of the Company, and each Senior Officer and Director, should use common sense and good judgment and act in good faith. Employees who become aware of a suspected violation, should not attempt to investigate it or resolve it on their own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. A violation of this Code of Ethics is a serious matter and could have certain legal implications. Reports of suspected violations should always be made in good faith.

When an alleged violation of the Code of Ethics for Senior Officers is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. All actions or investigations in respect to a violation shall be documented, as appropriate.

No person who in good faith reports a violation, or suspected violation of this Code of Ethics, shall be retaliated against. Persons who retaliate against a person who in good faith reports a violation or a suspected violation of this Code of Ethics may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

CONSEQUENCES FOR NON-COMPLIANCE WITH THE CODE OF ETHICS

The Audit Committee shall be responsible for determining and implementing the appropriate disciplinary action for any violation of this Code of Ethics. Any violation of applicable law or any derivation from the standards embodied in this Code of Ethics may result in disciplinary action up to and including termination of employment.

CERTIFICATION

The Senior Officers shall acknowledge and certify to the foregoing annually, in a form and manner acceptable to the Company, and file a copy of such certification with the Audit Committee.